Exhibit 10.16

November 4, 2021

Sam Martin

Re:	Offer of Promotion (Chief Operating Officer)

Dear Sam:

We are pleased to offer you the position of Chief Operating Officer of Leafly Holdings, Inc. (“Leafly” or the “Company”), effective as of August 1, 2021. This is an exempt position with an annual salary of $385,000. This reflects an 18.5% increase over your current base (+ 60,000). Note that references to Leafly or the Company shall, following the close of the proposed business combination Merida Merger Corp. I (“Parent”) (the “Combination”), refer to Parent.

Your current annual bonus opportunity of 40% will continue until a new annual cash incentive program is developed in the months ahead. At your new salary level, your annual bonus opportunity increases from $130,000 to $154,000. Your total cash compensation opportunity increases from $455,000 to $539,000.

In addition, and subject to approval by the Company’s Board of Directors, in recognition of your many and varied contributions to Leafly over the years and the fact that you have been operating in the COO role for most of this past year, we are offering you 200,000 restricted stock units in the Company which will be fully vested upon grant in early 2022 (the “RSU Grant”), following close of Combination”), subject to your continued employment with Leafly. This RSU Grant will be made pursuant to the 2021 Leafly Equity Incentive Plan (the “2021 Plan”), which is expected to be approved in connection with the closing of the Combination. The number of RSUs to be granted pursuant to the RSU Grant will be converted into an equivalent number of RSUs under the 2021 Plan, following confirmation of the conversion ratio applied to be applied to equity plan holders under the Company’s current equity incentive plan in connection with the Combination.

Furthermore, and subject to approval by the Company’s Board of Directors, following closing of the Combination, you will be eligible for an additional grant of stock options to purchase 1,000,000 shares of the Company’s Common Stock at fair market value as determined by the Board as of the date of grant (the “Option Grant”). The number of options to be granted pursuant to the Option Grant will be converted into an equivalent number of options under the 2021 Plan, following confirmation of the conversion ratio applied to be applied to equity plan holders under the Company’s current equity incentive plan in connection with the Combination. The Option Grant will be subject to the following vesting schedule:

●	700,000 of the Option Grant (the “Time Based Options”) will be subject to a four-year vesting schedule, pursuant to which twenty-five percent (25%) of the Time Based Options will vest after the first twelve months, with the remaining Time Based Options to vest at a rate of 1/48 of 700,000 on a monthly basis thereafter until either the Time Based Options are fully vested or your employment ends, whichever occurs first. Vesting will commence as of August 1, 2021.

Leafly Headquarters: 600 1st Ave., Ste. LL20, Seattle, WA 98104

●	300,000 of the Option grant (the “Milestone Options”) will be subject to the following milestone vesting schedule; provided in each case that you remain in continuous employment with the Company through the date of the applicable vesting event:

1.	First Milestone Vesting Event: 100,000 options shall vest if Leafly’s gross revenue (on a consolidated group basis) for the year ending December 31, 2022, as set forth in Leafly’s audited income statement included in Leafly’s annual report Form 10-K for the year ending December 31, 2022, filed with the SEC, equals or exceeds $65,000,000 (the “2022 Revenue Threshold”) (with a Prorata Amount (as defined below) vesting in the event that Leafly’s gross revenue (on a consolidated group basis) for the year ending December 31, 2022 equals or exceeds 90% of the 2022 Revenue Threshold) .

2.	Second Milestone Vesting Event: 100,000 options shall vest if Leafly’s gross revenue (on a consolidated group basis) for the year ending December 31, 2023, as set forth in Leafly’s audited income statement included in Leafly’s annual report Form 10-K for the year ending December 31, 2023, filed with the SEC, equals or exceeds $101,000,000 (the “2023 Revenue Threshold”, and each of the 2022 Revenue Threshold and the 2023 Revenue Threshold, a “Revenue Threshold”) (with a Prorata Amount vesting in the event that Leafly’s gross revenue (on a consolidated group basis) for the year ended December 31, 2023 equals or exceeds 90% of the 2023 Revenue Threshold).

3.	Pro Rata Amount. “Prorata Amount” shall mean an amount equal to between 90% and 100%, inclusive, of the Milestone Option subject to the 2022 Revenue Threshold or 2023 Revenue Threshold, respectively, and shall correspond to the 90% to 100% achievement of the applicable Revenue Threshold.

4.	Market Capitalization Vesting: 100,000 options shall vest upon Leafly’s reaching a $1 billion Market Capitalization (as defined below) for any 20 days during a 30-day period on or before the fourth anniversary of the closing of the Combination (the “Market Cap Milestone”). “Market Capitalization” shall mean, for each trading day, the product of (i) the total number of shares of capital stock, par value $0.0001 per share, of Leafly (the “Leafly Stock”) that is outstanding on such trading day multiplied by (ii) the daily volume weighted average price (based on such trading day) of the shares of Leafly Stock on Nasdaq or other securities exchange on which the shares of Leafly Stock are traded, as reported by Bloomberg Financial L.P. using the AQR function.

5.	Catch-up Vesting: In the event the 2023 Revenue Threshold is achieved, any unvested portion of the stock option subject to the 2022 Revenue Threshold shall fully vest. In the event the Market Cap Milestone is achieved, any unvested portion of the Milestone Option subject to any Revenue Threshold shall fully vest. The Milestone Option shall remain outstanding unless and until the last possible time that the 2023 Revenue Threshold can be achieved, the Market Cap Milestone can be achieved or a Change in Control may occur during the term of the Milestone Option.

Leafly Headquarters: 600 1st Ave., Ste. LL20, Seattle, WA 98104

6.	The date of vesting for the Milestone Option shall be the earlier of (i) the date following Leafly’s filing with the SEC of its Form 10-K for the applicable fiscal year in which the applicable Revenue Threshold was attained or, (ii) the date the Market Cap Milestone is achieved. All shares subject to the Milestone Option shall vest immediately upon a Change in Control provided you remain in continuous service until such time.

The RSU Grant and the Option Grant are subject to the closing of the Combination. If the Combination does not close, the Company will negotiate in good faith with you to provide an alternative equity offer in connection with your employment.

Your benefits will remain the same.

Employment at Leafly Holdings, Inc. is considered “at will,” which means that either party is free to terminate the employment relationship at any time, with or without cause. Should you have any questions regarding benefits or any of this information, please do not hesitate to contact Dar Levy.

If this promotion offer is acceptable to you, please so indicate by signing and returning a copy of this letter to Dar Levy at your earliest convenience. Thank you for all you have done and continue to do for Leafly. We hope that this promotion signals to you your importance to the Company and recognition of your many contributions.

Sincerely yours,

Yoko Miyashita
Chief Executive Officer

Read and Accepted:

/s/ Sam Martin
Sam Martin	Date

Leafly Headquarters: 600 1st Ave., Ste. LL20, Seattle, WA 98104

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